Exhibit 99.1
PRESS RELEASE

Contact:	Tom Ward	Teresa Ferguson
	Investor Relations	Public Relations
	214-492-6689	214-492-6937
LA QUINTA STOCKHOLDERS APPROVE MERGERS
WITH AFFILIATES OF THE BLACKSTONE GROUP
Dallas (January 23, 2006) —La Quinta Corporation (“LQ Corporation”) (NYSE: LQI) and its controlled subsidiary, La Quinta Properties, Inc. (“LQ Properties” and, together with LQ Corporation, “La Quinta”), today announced that the stockholders of LQ Corporation voted to adopt the Agreement and Plan of Merger (the “Merger Agreement”) among La Quinta and affiliates of The Blackstone Group, at LQ Corporation’s special meeting of stockholders. Approximately 99.5 percent of shares of LQ Corporation common stock present and voting at the special meeting adopted the Merger Agreement. The number of shares of LQ Corporation common stock voting to adopt the Merger Agreement represents approximately 79.9 percent of the total number of shares outstanding and entitled to vote. In addition, LQ Corporation, as the sole stockholder of LQ Properties’ voting common stock, voted to adopt the Merger Agreement at LQ Properties’ special meeting of stockholders.
The proposed merger was announced on November 9, 2005 and is expected to close on January 25, 2006, pending the satisfaction or waiver of all of the conditions set forth in the Merger Agreement. Under the terms of the Merger Agreement, holders of La Quinta’s paired common shares will receive a total of $11.25 per paired share in cash, without interest.
About La Quinta
La Quinta Corporation and its controlled subsidiary, La Quinta Properties, Inc. (NYSE: LQI) is one of the largest owner/operators of limited-service hotels in the United States. Based in Dallas, Texas, the Company owns and operates 360 hotels and franchises more than 240 hotels in 39 states under the La Quinta Inns®, La Quinta Inn & Suites®, Baymont Inn & Suites®, Woodfield Suites® and Budgetel® brands. For more information about La Quinta Corporation, please visit www.LQ.com.
About The Blackstone Group
The Blackstone Group, a private investment firm with offices in New York, London, Paris and Hamburg, was founded in 1985. Blackstone’s Real Estate Group has raised almost $10 billion in total equity, and has a long track record of investing in hotels and other commercial properties. In addition to Real Estate, The Blackstone Group’s core businesses include Private Equity, Corporate Debt Investing, Marketable Alternative Asset Management, Mergers and Acquisitions Advisory and Restructuring and Reorganization Advisory. The Blackstone Group can be accessed on the Internet at http://www.blackstone.com.
Safe Harbor Statement
Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained. The Company’s SEC filings contain additional information concerning factors that could cause actual results to differ materially from those forward-looking statements.